Exhibit 23.01

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-150574, 333-157079, 333-165973, 333-169847, 333-173221, 333-188859, 333-190936, 333-196567, 333-218608, and 333-219195) and on Form S-8 (Nos. 333-172563, 333-194881, and 333-220813) of Neuralstem, Inc. of our report dated April 2, 2018, with respect to the consolidated balance sheets of Neuralstem, Inc. as of December 31, 2017 and 2016 and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended, which report appears in Neuralstem, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ Dixon Hughes Goodman LLP

Baltimore, Maryland

April 2, 2018